                                                                   EXHIBIT 11.01


          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

               For the Quarter and Nine Months Ended September 30
                  (Dollars in Thousands, Except Per Share Data)





                                                  Three Months Ended                   Nine Months Ended
                                                      September 30,                      September 30,
                                             ----------------------------       ----------------------------
                                                 1997             1996             1997              1996
                                             ----------        ----------       ----------        ----------
Net earnings                                    $36,274           $27,490          $75,550           $58,634
                                                 ======            ======           ======            ======

Weighted average number of
   common shares outstanding                 46,116,693        46,079,300       46,092,078        46,079,300
                                             ==========        ==========       ==========        ==========


Net earnings per common share                    $0.79              $0.60           $1.64             $1.27
                                                  ====               ====            ====              ====




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